                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                                T/R Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87263U 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]   Rule 13d-1(b)

          [_]   Rule 13d-1(c)

          [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                 Page 1 of 17
                           Exhibit Index on Page 14

------------------------------------------------------------------------------
 1    NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen Fund IV L.P. ("SR IV")
      Tax ID Number:
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [_]
                                                            (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          1,548,350 shares, except that SRB Associates IV L.P.
                          ("SRB IV"), the general partner of SR IV, may be
                          deemed to have sole power to vote these shares, and
                          Jon W. Bayless ("Bayless"), Stephen M. Dow ("Dow"),
                          John V. Jaggers ("Jaggers"), Charles H. Phipps
     NUMBER OF            ("Phipps") and Jennifer Gill Roberts ("Roberts"), the
                          general partners of SRB IV, may be deemed to have
      SHARES              shared power to vote these shares.

   BENEFICIALLY    -----------------------------------------------------------
                     6    SHARED VOTING POWER

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

                          1,548,350 shares, except that SRB Associates IV L.P.
    REPORTING             ("SRB IV"), the general partner of SR IV, may be
                          deemed to have sole power to vote these shares, and
      PERSON              Jon W. Bayless ("Bayless"), Stephen M. Dow ("Dow"),
                          John V. Jaggers ("Jaggers"), Charles H. Phipps
       WITH               ("Phipps") and Jennifer Gill Roberts ("Roberts"), the
                          general partners of SRB IV, may be deemed to have
                          shared power to dispose of these shares.
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          See response to row 7.
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,548,350
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      12.7%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SRB Associates IV L.P. ("SRB IV")
      Tax ID Number:
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [_]
                                                            (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          1,548,350 shares, all of which are directly owned by
                          SR IV. SRB IV, the general partner of SR IV, may be
     NUMBER OF            deemed to have sole power to vote these shares, and
                          Bayless, Dow, Jaggers, Phipps and Roberts, the general
      SHARES              partners of SRB IV, may be deemed to have shared power
                          to vote these shares.
   BENEFICIALLY    -----------------------------------------------------------
                     6    SHARED VOTING POWER

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             1,548,350 shares, all of which are directly owned by
                          SR IV.  SRB IV, the general partner of SR IV, may be
                          deemed to have sole power to vote these shares, and
      PERSON              Bayless, Dow, Jaggers, Phipps and Roberts, the
                          general partners of SRB IV, may be deemed to have
       WITH               shared power to dispose of these shares.
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          See response to row 7.
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,548,350
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      12.7%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jon W. Bayless ("Bayless")
      Tax ID Number:
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [_]
                                                            (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0 shares.
     NUMBER OF     -----------------------------------------------------------
                     6    SHARED VOTING POWER
      SHARES
                          1,548,350 shares, all of which are directly owned by
   BENEFICIALLY           SR IV.  Bayless is a general partner of SRB IV, the
                          general partner of SR IV, and may be deemed to have
     OWNED BY             shared power to vote these shares.
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0 shares.
                   -----------------------------------------------------------
      PERSON         8    SHARED DISPOSITIVE POWER

       WITH 1,548,350 shares, all of which are directly owned by SR IV. Bayless is a general partner of SRB IV, the general partner of SR IV, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,548,350
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      12.7%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen M. Dow ("Dow")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY 1,548,350 shares, all of which are directly owned by SR IV. Dow is a general partner of SRB IV, the
       EACH general partner of SR IV, and may be deemed to have shared power to vote these shares.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.

       WITH               0 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          1,548,350 shares, all of which are directly owned by
                          SR IV.  Dow is a general partner of SRB IV, the
                          general partner of SR IV, and may be deemed to have
                          shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,548,350
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      12.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John V. Jaggers ("Jaggers")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY 1,548,350 shares, all of which are directly owned by SR IV. Jaggers is a general partner of SRB IV, the
       EACH general partner of SR IV, and may be deemed to have shared power to vote these shares.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.

       WITH               0 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          1,548,350 shares, all of which are directly owned by
                          SR IV. Jaggers is a general partner of SRB IV, the
                          general partner of SR IV, and may be deemed to have
                          shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,548,350
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      12.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles H. Phipps ("Phipps")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          15,000 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY 1,548,350 shares, all of which are directly owned by SR IV. Phipps is a general partner of SRB IV, the
       EACH general partner of SR IV, and may be deemed to have shared power to vote these shares.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.

       WITH               15,000 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          1,548,350 shares, all of which are directly owned by
                          SR IV.  Phipps is a general partner of SRB IV, the
                          general partner of SR IV, and may be deemed to have
                          shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,548,350
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      12.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jennifer Gill Roberts ("Roberts")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY 1,548,350 shares, all of which are directly owned by SR IV. Roberts is a general partner of SRB IV, the
       EACH general partner of SR IV, and may be deemed to have shared power to vote these shares.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.

       WITH               0 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          1,548,350 shares, all of which are directly owned by
                          SR IV.  Roberts is a general partner of SRB IV, the
                          general partner of SR IV, and may be deemed to have
                          shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,548,350
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      12.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

ITEM 1(A).     NAME OF ISSUER
               --------------

               T/R Systems, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               -----------------------------------------------

               T/R Systems, Inc.
               1300 Oakbrook Dr
               Norcross, GA 30093


ITEM 2(A).     NAME OF PERSONS FILING
               ----------------------

               This Statement is filed by Sevin Rosen Fund IV L.P., a Delaware limited partnership ("SR IV"); SRB Associates IV L.P., a Delaware limited partnership ("SRB IV"); Jon W. Bayless ("Bayless"); Stephen M. Dow ("Dow"); John V. Jaggers ("Jaggers"); Charles H. Phipps ("Phipps"); and Jennifer Gill Roberts ("Roberts"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               SRB IV, the general partner of SR IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR IV. Bayless, Dow, Jaggers, Phipps, and Roberts are general partners of SRB IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR IV.

ITEM 2(B).     ADDRESS OF PRINCIPAL OFFICE
               ---------------------------

               The address for each of the Reporting Persons is:

               Sevin Rosen Funds
               Two Galleria Tower
               13455 Noel Rd.
               Suite 1670
               Dallas, Texas 75240


ITEM 2(C)      CITIZENSHIP
               -----------

               SRB IV and SR IV are Delaware limited partnerships. Bayless, Dow, Jaggers, Phipps and Roberts are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

               Common Stock
               CUSIP # 87263U 10 2


ITEM 3.        Not Applicable
               --------------

     ITEM 4.   OWNERSHIP
               ---------

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:
                    -------------------------

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:
                    ----------------

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:
                    --------------------------------------------

                    (i)   Sole power to vote or to direct the vote:
                          ----------------------------------------

                          See Row 5 of cover page for each Reporting Person.

                    (ii)  Shared power to vote or to direct the vote:
                          ------------------------------------------

                          See Row 6 of cover page for each Reporting Person.

                    (iii) Sole power to dispose or to direct the disposition of:
                          -----------------------------------------------------

                          See Row 7 of cover page for each Reporting Person.

                    (iv)  Shared power to dispose or to direct the disposition
                          ----------------------------------------------------
                          of:
                          --

                          See Row 8 of cover page for each Reporting Person.

     ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               --------------------------------------------

               Not applicable.

     ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ---------------------------------------------------------------

               Under certain circumstances set forth in the limited partnership agreements of SRB IV and SR IV, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or stockholder.

     ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               -------------------------------------------------------------
               COMPANY
               -------

               Not applicable.

     ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               ---------------------------------------------------------

               Not applicable

     ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
               ------------------------------

               Not applicable

     ITEM 10.  CERTIFICATION.
               -------------

               Not applicable

                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


SEVIN ROSEN FUND IV L.P.              /s/ John V. Jaggers
                                      ------------------------------------------
By SRB ASSOCIATES IV L.P.,            Signature
Its General Partner

                                      John V. Jaggers
                                      General Partner

SRB ASSOCIATES IV L.P.                /s/ John V. Jaggers
                                      ------------------------------------------
                                      Signature

                                      John V. Jaggers
                                      General Partner

JON W. BAYLESS                        /s/ John V. Jaggers
                                      ------------------------------------------
                                      Signature

                                      John V. Jaggers
                                      Attorney-In-Fact

STEPHEN M. DOW                        /s/ John V. Jaggers
                                      ------------------------------------------
                                      Signature

                                      John V. Jaggers
                                      Attorney-In-Fact

JOHN V. JAGGERS                       /s/ John V. Jaggers
                                      ------------------------------------------
                                      Signature

CHARLES H. PHIPPS                     /s/ John V. Jaggers
                                      ------------------------------------------
                                      Signature

                                      John V. Jaggers
                                      Attorney-In-Fact

JENNIFER GILL ROBERTS                 /s/ John V. Jaggers
                                      ------------------------------------------
                                      Signature

                                      John V. Jaggers
                                      Attorney-In-Fact

                                 EXHIBIT INDEX
                                 -------------

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                    15




Exhibit B: Reference to John Jaggers as Attorney-In-Fact                 17